[Quaker Logo]


                                    The Quaker Oats
                                    Company

                                    Notice of
                                    Annual Meeting
                                        and
                                    Proxy Statement





                                    Fiscal Year Ended December 31, 1997








                                       April 2, 1998









Dear Shareholder:

You are cordially invited to attend the 1998 Annual Meeting of Shareholders of The Quaker Oats Company on Wednesday, May 13, 1998, at 9:30 a.m. (CDT) at the Rosemont Conference Center, which is located in the Rosemont Convention Center, 5555 North River Road, Rosemont, Illinois.

The items of business to be acted on during the Meeting include: the election of directors; the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending December 31, 1998; the adoption of a new long term incentive plan; and such other business as may properly come before the Meeting or any adjournment thereof, including two shareholder proposals. The accompanying proxy statement contains complete details on the proposals and other matters.

Your participation in the affairs of the Company is important, regardless of the number of shares you hold. To insure your representation at the Meeting, whether or not you are able to be present, please complete and return the enclosed proxy card as soon as possible. If you do attend the Meeting, you may then revoke your proxy and vote in person if you so desire.

I look forward to seeing you on May 13. Refreshments will be served after the Meeting, when the members of the Board of Directors hope to visit with you.

Cordially,

/s/ Robert S. Morrison
Robert S. Morrison
Chairman, President and Chief Executive Officer





                            THE QUAKER OATS COMPANY
                            321 North Clark Street
                            Chicago, Illinois 60610


                                    NOTICE

                                      OF

                        ANNUAL MEETING OF SHAREHOLDERS

                                      AND

                                PROXY STATEMENT

                      FISCAL YEAR ENDED DECEMBER 31, 1997


                       T A B L E   O F   C O N T E N T S

                                                               PAGE

             Notice of Annual Meeting of Shareholders            3

             Proxy Statement                                     4
               General Information                               4
               Election of Directors                             5
               Ownership of Company's Securities                 9
               Executive Compensation                           11
               Compensation Committee Report                    18
               Performance Graph                                20
               Directors' Proposals                             20
               Shareholders' Proposals                          25
               Shareholder Proposals for 1999 Annual Meeting    27
               Other Business                                   28







                            THE QUAKER OATS COMPANY
                            321 North Clark Street
                            Chicago, Illinois 60610


                                    NOTICE

                                      OF

                        ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 13, 1998

                                                                  April 2, 1998
To the Shareholders of The Quaker Oats Company:

Notice is hereby given that the Annual Meeting of Shareholders of The Quaker Oats Company will be held on Wednesday, May 13, 1998 at the Rosemont Conference Center, which is located in the Rosemont Convention Center, 5555 North River Road, Rosemont, Illinois at 9:30 a.m. (CDT), for the following purposes:

     To elect three directors in Class III to serve for three-year terms expiring in May, 2001 or until their successors are elected and qualified;

     To elect two directors in Class II to serve for two-year terms expiring in May, 2000 or until their successors are elected and qualified;

     To ratify the Board of Directors' appointment of Arthur Andersen LLP as independent public accountants for the Company for 1998;

     To consider and take action on a proposal to adopt The Quaker Long Term Incentive Plan of 1999; and

     To transact such other business as may properly come before the Meeting or any adjournment thereof, including shareholder proposals concerning: 1) compensation disclosure of certain employees; and 2) reconsideration of the Company's Shareholder Rights Plan.

By Board of Directors' resolution, only shareholders of record as of the close of business on March 18, 1998 are entitled to notice of and to vote at the Meeting. To insure your representation at the Meeting, whether or not you are able to attend, please complete and return the enclosed proxy card as soon as possible. If you do attend the Meeting, you may then revoke your proxy and vote in person if you so desire.

To obtain an admittance card for the Meeting, please complete the enclosed reservation form and return it with your proxy card. If your shares are held by a bank or broker, you may obtain an admittance card by returning the reservation form they forwarded to you. If you do not receive a reservation form, you may obtain an admittance card by sending a written request, accompanied by proof of share ownership (such as your brokerage statement) to Shareholder Services, The Quaker Oats Company, P.O. Box 049001, Suite 25-9, Chicago, Illinois 60604-9001. For your convenience, we recommend that you bring your admittance card to the Meeting so you can avoid the registration lines and proceed directly to the Meeting. However, if you do not have an admittance card by the time of the Meeting, please bring proof of share ownership to the registration area located on the second floor of the Conference Center, where our staff will assist you.

By order of the Board of Directors,




/s/ John G. Jartz
John G. Jartz
Corporate Secretary





                            THE QUAKER OATS COMPANY
                            321 North Clark Street
                           Chicago, Illinois  60610


                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 13, 1998

                                                                  April 2, 1998

                              GENERAL INFORMATION

This proxy statement is being mailed to shareholders on or about April 2, 1998 and is furnished in connection with the solicitation of proxies by the Board of Directors of The Quaker Oats Company (Board and Company) for use at the Annual Meeting of Shareholders to be held on May 13, 1998, including any adjournment thereof (Annual Meeting or Meeting).

The Meeting is called for the purposes stated in the accompanying Notice of Annual Meeting. All holders of the Company's $5.00 par value common stock and Series B ESOP Convertible Preferred Stock (ESOP Preferred Stock) as of the close of business on March 18, 1998 are entitled to vote at the Meeting. As of that date, there were 138,889,641 outstanding shares of common stock and 1,032,843 outstanding shares of ESOP Preferred Stock. Treasury shares are not included in the totals. On each matter coming before the Meeting, a common stock shareholder is entitled to one vote for each share of stock held as of the record date and an ESOP Preferred Stock shareholder is entitled to 2.2 votes for each share held as of the record date.

Shares representing a majority of the eligible votes must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. A proxy marked "abstain" on a matter will be considered to be represented at the Meeting, but not voted for purposes of the election of directors and other matters put to a shareholder vote at the Meeting, and therefore will have no effect on the vote. Shares registered in the names of brokers or other "street name" nominees will be considered to be voted only as to those matters actually voted, and will not be considered for any purpose as to the matters with respect to which a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes").

If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the Meeting by the Proxy Committee in accordance with the instructions of the shareholder. If no specific instructions are designated, the shares will be voted as recommended by the Board.

A proxy may be revoked at any time before it is voted at the Meeting. Any shareholder who attends the Meeting and wishes to vote in person may revoke his or her proxy at that time. Otherwise, revocation of a proxy must be communicated in writing to the Company's Corporate Secretary, P.O. Box 049001, Suite 27-9, Chicago, Illinois 60604-9001.

If a shareholder is a participant in the Company's Investment Plan, Stock Bonus Savings Plan or Employee Stock Ownership Plan, or the Harris DOCS (Direct Ownership of Corporate Shares) Program (formerly the Dividend Reinvestment and Stock Purchase Plan), the proxy card will represent the number of shares registered in the participant's name and the number of whole and fractional shares credited or allocated to the participant's account under the plans, except that fractional shares will not be voted under the Harris DOCS Program. For those shares held in the plans, the proxy card will serve as a direction to the trustee or voting agent under the various plans as to how the shares in the accounts are to be voted.

Under the Company's Bylaws, for all matters submitted to the shareholders for a vote, all proxies, ballots and voting tabulations that identify how shareholders voted will be kept confidential and not be disclosed to any of the Company's directors, officers or employees, except as follows: when disclosure is mandated by law, when disclosure is expressly requested by a shareholder or during a contested election for the Board.

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy materials to the beneficial owners of shares of stock. Solicitations will be made primarily by mail, but certain directors, officers or regular employees of the Company may solicit proxies in person or by telephone or other means without special compensation. In addition, the Company has retained Kissel-Blake Inc. to assist in soliciting proxies from brokers, dealers, voting trustees, banks and other nominees and institutional holders for a fee not to exceed $17,000 plus reimbursement of reasonable out-of -pocket expenses.

                             ELECTION OF DIRECTORS

The Restated Certificate of Incorporation of the Company provides that the members of the Board shall be divided into three classes with staggered three-year terms. The terms of the directors in Class III expire this year. The Board has nominated three persons for election as directors in Class III to serve for three-year terms expiring in May, 2001 and two persons for election as directors in Class II for terms expiring in May, 2000, or until their successors are elected and qualified. All nominees have consented to serve for the new term. Biographical information (including principal occupations for the past five years and ages as of April 2, 1998) follows for each person nominated and each director whose term in office will continue after the Meeting.

It is the intention of those persons named in the accompanying proxy to vote in favor of the nominees. Should any one or more of these nominees become unavailable for election, the proxy will be voted for such other persons, if any, as the Board may recommend.

The election of directors requires a plurality of the votes cast at the Meeting. If all nominees are elected, the Board will consist of nine members, including eight nonemployee directors and one director who is an officer of the Company.


Nominees for Director - Terms Expiring in 2001


Frank C. Carlucci
Director 1983 - 1987 and then since 1989
Age 67

Chairman, The Carlyle Group  (merchant banking).
Also  a   director  of   Ashland   Inc.;   Kaman
Corporation;  Neurogen Corp.;  Northern  Telecom
Limited; Pharmacia & Upjohn,  Inc.;  Sun Resorts
Ltd. N.V.; and  Texas Biotechnology Corporation.



Vernon R. Loucks, Jr.
Director since 1981
Age 63

Chairman  and  Chief  Executive  Officer, Baxter
International Inc. (health care products). Also a director of Affymetrix, Inc.; Anheuser-Busch
Companies, Inc. ;  Coastcast Corporation;  Dun &
Bradstreet Corporation; and Emerson Electric Co.



Robert S. Morrison
Director since October, 1997
Age 55

Chairman, President and Chief Executive  Officer
of  the  Company  since  October, 1997; formerly
Chairman  and  Chief  Executive Officer of Kraft
Foods,  Inc.,  a  division   of  Philip   Morris
Companies,  Inc. (1994-1997);  and President  of
General Foods U.S.A. of Philip Morris Companies,
Inc. (1991-1994).



Nominees for Director - Terms Expiring in 2000


William L. Weiss
Director since 1985
Age 68

Chairman    Emeritus,    Ameritech   Corporation
(telecommunications)    since   1994;   formerly
Chairman  and  Chief  Executive  Officer (1984 -
1994).  Also  a director of Abbott Laboratories;
Merrill Lynch & Co., Inc.; and Tenneco Inc.



W. James Farrell
Director since March, 1998
Age 55

Chairman and Chief Executive  Officer,  Illinois
Tool  Works  Inc.  (engineering  and  industrial
components) since 1996;  formerly President  and
Chief   Executive   Officer   (1995-1996);   and
Executive  Vice President  (1983-1994).  Also  a
director   of   Hon  Industries  Inc.,    Morton
International, Inc., and  Premark International,
Inc.



Directors Continuing in Office - Terms Expiring in 2000


John H. Costello
Director since May, 1997
Age 50

Senior  Executive   Vice  President - Marketing,
Sears, Roebuck and Co. (retailing).



Judy C. Lewent
Director since 1994
Age 49

Senior  Vice  President  and   Chief   Financial
Officer, Merck  &  Co., Inc.  (pharmaceuticals).
Also  a director  of  Astra Merck,  Inc.; Chugai
MSD Co., Ltd; The  DuPont Merck   Pharmaceutical
Company;  Johnson  &   Johnson   Merck  Consumer
Pharmaceuticals   Company;  Merial  Limited; and
Motorola, Inc.



Directors Continuing in Office - Terms Expiring in 1999


Kenneth I. Chenault
Director since 1992
Age 46

President and Chief Operating Officer,  American
Express Company (financial and travel  services)
since February, 1997; formerly   Vice   Chairman
(1995 - February, 1997);  and  President  -  USA
American   Express   Travel   Related   Services
Company, Inc. (1993 - 1995).  Also   a  director
of American Express Company.



Walter J. Salmon
Director since 1971
Age 67

Stanley  Roth  Sr.,  Professor   of   Retailing,
Emeritus,  Harvard  Business  School since July,
1997; formerly  Stanley Roth  Sr., Professor  of
Retailing    (1980 - July,  1997)   and   Senior
Associate Dean,  External Relations (1989-1994).
Also a  director  of Circuit  City Stores, Inc.;
Cole  National   Corp.;  Hannaford   Bros.  Co.;
Harrah's Entertainment, Inc.; Luby's Cafeterias,
Inc.; Neiman-Marcus  Group,  Inc.;  and PetSmart
Corp.



Attendance

During 1997, the Board held six regular meetings and six special meetings, and executed two actions by unanimous written consent. In addition to Board membership, each nonemployee director serves on one or more standing Board committees. Each director attended 75% or more of the meetings of the Board and all Board committees on which they served, except for Mr. Chenault.

Compensation and Benefits

Directors who are full-time salaried employees of the Company are not compensated for their service on the Board or any committee. Nonemployee directors are paid an annual retainer of $45,000, $1,000 per day for each Board meeting attended, $1,000 for each committee meeting attended, $1,000 for each action taken by written consent and travel and lodging expenses where appropriate. A committee chairman receives an additional annual retainer of $5,000.

Under the Deferred Compensation Plan for Directors of The Quaker Oats Company each nonemployee director may elect to defer receipt of all or a portion of compensation until the individual ceases to be a director. The deferred amounts may be carried at the option of the director as Cash Units and be credited with interest; Common Stock Units, which are deferred amounts converted into whole units on a quarterly basis by dividing the deferred amount by the fair market value of the Company's common stock, and credited with amounts equivalent to dividends as paid on the Company's common stock, which are converted into additional Common Stock Units; or a combination of Cash Units and Common Stock Units. The accumulated deferred amounts will be distributed in cash as of the next January 1 after the director leaves the Board, or in equal annual installments (not exceeding 15) commencing as of the next January 1 after the director leaves the Board, pursuant to the director's election, with Common Stock Units valued at the fair market value of the Company's common stock immediately prior to the payment date. If the director has not attained age 55 at the time of leaving the Board, payments in accordance with the foregoing will be made or commence on the January 1 next following the director's attainment of age 55.

Under The Quaker Oats Company Stock Compensation Plan for Outside Directors separate accounts are maintained by the Company for each nonemployee director. On January 1 of each year, each account is credited with Common Stock Units representing 800 shares of the Company's common stock. In addition, the account is credited with Common Stock Units with a value equivalent to cash dividends payable on the shares represented by Units in the account. All accrued common stock represented by Units in a director's account will be distributed in kind as of the next January 1 after the director leaves the Board, or in equal annual installments (not exceeding 15) commencing as of the next January 1 after the director leaves the Board, pursuant to the director's election.

Committees

The Board has appointed six standing committees from among its members to assist it in carrying out its obligations. Committee memberships and responsibilities are reviewed by the Board in May of each year and committee appointments are generally made by the Board in May of every fourth year. The principal responsibilities of each committee are described in the following paragraphs.

The Audit Committee consists entirely of nonemployee directors and is primarily concerned with the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. Specifically, the Committee recommends to the Board the firm to be appointed as the Company's independent public accountants, subject to ratification by the shareholders; reviews and approves the scope of the annual examination of the books and records of the Company and its subsidiaries; reviews the audit findings and recommendations of the independent public accountants; considers the organization, scope and adequacy of the Company's internal auditing function; monitors the extent to which the Company has implemented changes recommended by the independent public accountants, the internal audit staff or the Committee; reviews and monitors the Company's Compliance Program with regard to the areas of Law, Quality, Health and Safety, and Environmental Programs, including its Code of Ethics; and provides oversight with respect to accounting principles to be employed in the Company's financial reporting. The Committee met four times during 1997 and its members are Mr. Carlucci - Chairman, Mr. Chenault, Mr. Costello, Mr. Farrell, Ms. Lewent and Dr. Thomas C. MacAvoy.

The Compensation Committee consists entirely of nonemployee directors and oversees the Company's compensation and benefit policies and programs, including administration of the Management Incentive Bonus Plan, The Quaker Long Term Incentive Plan of 1990 (Long Term Incentive Plan) and 1984 Long-Term Incentive Plan. It also recommends to the Board annual salaries, bonuses and stock option awards for elected officers and certain other key executives. The Committee met five times during 1997 and its members are Mr. Silas S. Cathcart
- Chairman, Mr. Chenault,  Mr. Farrell, Mr. Loucks and Mr. Weiss.

The  Executive  Committee  consists  of three  nonemployee  directors  and  Mr.
Morrison and exercises all the powers and authority of the Board in the management of the business and affairs of the Company during the intervals between meetings of the Board, subject to the restrictions set forth in the Bylaws. The Committee acted by written consent one time during 1997 and its members are Mr. Cathcart, Mr. Loucks, Mr. Morrison and Mr. Weiss.

The Finance Committee consists entirely of nonemployee directors and reviews the Company's annual financing plan, including its projected financial condition and requirements for funds; approves certain long-term debt borrowing arrangements; advises the Board on all financial recommendations requiring Board approval, including dividend payments; and monitors the investment performance of the Company's pension funds and participant-directed investment accounts. The Committee met six times during 1997 and its members are Mr. Weiss - Chairman, Mr. Chenault, Ms. Lewent and Dr. Salmon.

The Nominating Committee consists of all the nonemployee directors and Mr. Morrison as an ex-officio member and develops and recommends to the Board guidelines with respect to the size and composition of the Board and criteria for the selection of director candidates. It also recommends the slate of director nominees to be included in the proxy statement and recommends candidates to fill any vacancies that may occur, including any vacancy created by an increase in the total number of directors. The Committee met one time during 1997.

The Committee will entertain nominees for directorships recommended by shareholders. A shareholder recommendation should be sent to the Committee in care of the Company's Corporate Secretary, accompanied by a statement of the nominee indicating willingness to serve if elected. The nomination should also state the shareholder's reasons for the recommendation, the principal occupations the nominee has held over the past five years and a list of all publicly held companies for which the individual serves as a director.

The Public Responsibility Committee consists entirely of nonemployee directors and provides guidance on the Company's policies and programs in major areas of social responsibility, corporate citizenship and equal employment opportunity. It also reviews and approves policy guidelines and budgets for the Company's corporate contributions program. The Committee met two times during 1997 and its members are Dr. MacAvoy - Chairman, Mr. Carlucci, Mr. Costello, Ms. Lewent and Dr. Salmon.

                       OWNERSHIP OF COMPANY'S SECURITIES

Beneficial Owners of More Than 5 Percent

The following table sets forth information as of March 1, 1998, with respect to each person or entity known to have beneficial ownership of more than 5% of the Company's outstanding common stock based upon information furnished to the Company.


Name and address of                       Amount and nature          Percent of
  beneficial owner                     of beneficial ownership         class

Northern Trust Corporation(1)               13,988,050(2)              10.10%
50 South LaSalle Street
Chicago, Illinois 60675

Southeastern Asset Management, Inc.          8,713,285                  6.3%
6075 Poplar Avenue, Suite 900
Memphis, Tennessee 38119

(1)In accordance with applicable rules of the Securities and Exchange Commission ("SEC"), all shares beneficially owned by the Northern Trust Corporation, including those beneficially owned as Trustee of The Quaker Employee Stock Ownership Plan (Employee Stock Ownership Plan), are required to be disclosed.

(2)This amount includes the 6,520,089 shares of common stock and 1,032,843 shares of ESOP Preferred Stock (at the convertible rate of 2.16 shares of common stock for each share of ESOP Preferred Stock and representing 100% of the issued and outstanding stock of that class) held in the Employee Stock Ownership Plan.


Directors and Management

As of March 1, 1998, each director, each nominee, each Named Executive (see page 11) and all directors and executive officers of the Company as a group beneficially owned the number of shares of the Company's common stock set forth in the following table. Shares subject to acquisition within 60 days through the exercise of stock options are included in the first column and are shown separately in the second column.

Name of individual                                 Amount and nature              Shares subject to acquisition
or persons in group                            of beneficial ownership(a)               within 60 days (a)
Frank C. Carlucci                                    9,593  (b)(c)                               0
Silas S. Cathcart                                   27,272  (c)(d)                               0
Kenneth I. Chenault                                  5,654  (c)                                  0
John H. Costello                                       800  (c)                                  0
James F. Doyle                                     313,922  (e)(f)                         268,520
W. James Farrell                                         0                                       0
Judy C. Lewent                                       3,794  (c)                                  0
Vernon R. Loucks, Jr.                               14,376  (c)                                  0
Thomas C. MacAvoy                                   14,376  (c)                                  0
Luther C. McKinney                                  51,326                                  50,000
Douglas W. Mills                                   355,560  (e)(f)                         261,552
Robert S. Morrison                                 589,662  (f)                            450,000
Walter J. Salmon                                    20,958  (c)                                  0
William D. Smithburg                             1,994,758  (e)(f)                       1,692,360
Robert S. Thomason                                 297,248  (e)(f)(g)                      266,312
William L. Weiss                                    13,171  (c)(h)                               0
All directors and executive officers as a group  4,401,620  (e)(f)(i)                    3,567,620


(a)Unless otherwise indicated, each named individual and each person in the group has sole voting and investment power with respect to the shares shown. Of the total shares outstanding (including shares subject to acquisition within 60 days after March 1, 1998), Mr. Smithburg beneficially owns approximately 1.4% of the total shares, each other person beneficially owns less than 1% of the total shares and the group in total beneficially owns approximately 3% of the total shares.
(b)Of  these  shares,  300 are held in a custodial account for  Mr.  Carlucci's daughter,  through  which  he shares voting and investment  power  with  his wife.
(c)The figures shown for all directors include an aggregate of 80,983 common stock units credited to them under The Quaker Oats Company Stock Compensation Plan for Outside Directors.
(d)Of these shares, 13,560 are held in a trust of which Mr. Cathcart is a co-trustee and has a contingent beneficial interest and shares voting and investment power.
(e)The figures shown for all executive officers include an aggregate of 67,322 shares (which includes 11,076 shares on the basis of the conversion of 5,128 shares of ESOP Preferred Stock at the conversion rate of 2.16)
   allocated to them under the Employee Stock Ownership Plan. The Named Executives hold the following numbers of shares under this Plan: Mr. Smithburg 11,613; Mr. Doyle, 7,693; Mr. Thomason, 4,359; and Mr. Mills 9,141.
(f)The figures shown for all executive officers include an aggregate of 141,668 shares and stock units granted to them under the Long Term Incentive Plan for which the restricted period has not lapsed. The Named Executives hold the following numbers of shares or stock units under this
   Plan: Mr. Morrison 119,662; Mr. Smithburg, 2,196; Mr. Doyle, 3,348; Mr. Thomason, 1,722; and Mr. Mills, 2,385.
(g)Of these shares, 13,032 are held directly by Mr. Thomason's wife, and Mr. Thomason and each of his two children own 800 jointly.
(h)Of these shares, 800 are held in a trust of which Mr. Weiss' wife is income beneficiary.
(i)The figures shown for all executive officers include an aggregate of 4,553 shares representing their proportionate interests in the Quaker Stock Fund of The Quaker Investment Plan. The Named Executives do not hold any shares under this Plan.


Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange ("NYSE"). To the best of the Company's knowledge, all such required reports were timely filed, except for the inadvertent clerical omission of the report of the grant of 100,000 options under the Long Term Incentive Plan at fair market value in September, 1996 to Michael Schott, then a Vice President of the Company. The report was filed in 1997 upon discovery of the omission.

                            EXECUTIVE COMPENSATION

The following table details annual and long term compensation paid to the two individuals who served as the Company's Chairman, President and Chief Executive Officer during 1997 and the four most highly compensated executive officers for 1997 who were serving as executive officers as of the last day of 1997 (Named Executives), during the Company's three most recent fiscal years (the twelve-month periods ended June 30, 1995 and December 31, 1996 and 1997) and the fiscal transition period (the six-month period ended December 31, 1995).

                                                   SUMMARY COMPENSATION TABLE


                                             Annual Compensation            Long Term Compensation

                                                                Other       Restricted   Securities      All
                          Fiscal                                Annual        Stock      Underlying     Other
                           Year       Salary       Bonus     Compensation     Awards      Options    Compensation
       Name                (1)         ($)        ($)(2)        ($)(3)        ($)(4)       (#)(5)        ($)(6)
Robert S. Morrison-       1997       $183,667     $  -0-       $  -0-       $5,715,570    1,000,000    $  -0-
Chairman, President       1996          N/A          N/A          N/A            N/A          N/A         N/A
and Chief Executive       1995.5        N/A          N/A          N/A            N/A          N/A         N/A
Officer (effective        1995          N/A          N/A          N/A            N/A          N/A         N/A
October 22, 1997)

William D. Smithburg-     1997       $729,170     $  -0-       $ 10,809     $    -0-          -0-      $118,326
Chairman, President and   1996       $872,506     $  -0-       $  7,636     $    -0-          -0-      $ 98,242
Chief Executive Officer   1995.5     $430,008     $  -0-       $ 13,421     $    -0-        500,000    $  -0-
(resigned effective       1995       $855,014     $  -0-       $  3,419     $   76,010      340,000    $171,627
October 22, 1997)

Robert S. Thomason-       1997       $379,486     $451,700     $137,759     $   27,714       50,000    $ 78,424
Senior Vice President     1996       $366,034     $207,800     $(20,499)    $    -0-          -0-      $ 45,977
Finance and Chief         1995.5     $180,012     $  -0-       $  1,588     $    7,872       70,000    $  -0-
Financial Officer         1995       $358,520     $ 42,700     $  3,216     $   21,786       42,000    $ 62,835

Luther C. McKinney-       1997       $391,064     $400,400     $    -0-     $    -0-         50,000    $ 80,055
Senior Vice President     1996       $377,206     $208,500     $     82     $    -0-          -0-      $ 42,419
                          1995.5     $185,508     $  -0-       $  2,262     $    -0-         65,000    $  -0-
                          1995       $368,682     $  -0-       $    -0-     $    -0-         44,000    $ 68,406

James F. Doyle-           1997       $364,702     $632,900     $    -0-     $   63,809       64,000    $521,010
Executive Vice President  1996       $351,778     $382,800     $    942     $    -0-          -0-      $ 64,240
Worldwide Beverages       1995.5     $173,004     $  -0-       $    592     $   19,610       90,000    $  -0-
                          1995       $332,760     $217,600     $    -0-     $   42,449       48,000    $ 70,764

Douglas W. Mills-         1997       $380,392     $448,100     $    542     $   31,961       64,000    $ 76,142
Executive Vice President  1996       $363,978     $191,800     $    -0-     $   23,811        -0-      $ 59,830
U.S. and  Canadian        1995.5     $173,004     $143,000     $    -0-     $    -0-         90,000    $  -0-
Quaker Food Products      1995       $323,550     $ 29,700     $    -0-     $   28,517       36,000    $ 59,321


(1)The six-month transition period ended December 31, 1995 is identified as Fiscal Year 1995.5 for purposes of this Table.

(2)Amounts include the cash awards that have been paid under the Management Incentive Bonus Plan based on the Company's financial performance and the Named Executive's personal performance for the transition period and each Fiscal Year.

(3)Of the amount shown for Mr. Thomason for Fiscal Year 1997, $137,259 represents payments relating to his overseas assignment. Of the amount shown for Mr. Thomason for Fiscal Year 1996, included are amounts recovered by the Company pursuant to its tax equalization program relating to his overseas assignment.

(4)Restricted stock and unit award values reflect the fair market value of the Company's common stock on the date of each grant. Mr. Morrison was granted 119,000 restricted stock units effective October 22, 1997. An award of 5,000 units will fully vest on October 22, 1998 and an award of 114,000 units will vest in equal installments of 38,000 units on October 22, 1998, 1999 and 2000. Dividends on restricted shares and units were and continue to be paid on an on-going basis at the same rate as paid to all shareholders of common stock. The amount and value of restricted shares or units held by the Named Executives as of the last day of 1997 were as follows: Robert S. Morrison, 119,000 and $6,280,820; William D. Smithburg, 2,455 and $129,575; Robert S. Thomason, 1,742 and $91,943; James F. Doyle, 3,415 and $180,244; and Douglas W. Mills, 2,416 and $127,516.

   Upon a change in control (see "Pension Plans"), restricted shares outstanding on the date of the change in control will be cancelled and an immediate lump sum cash payment will be paid which is equal to the product of: (1) the higher of (i) the closing price of common stock as reported on the NYSE Composite Index on or nearest to the date of payment (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the common stock is highest) or (ii) the highest per share price for common stock actually paid in connection with the change in control; and (2) the number of shares of such restricted stock.

(5)All stock option awards in the transition period and Fiscal Years 1997 and 1995 were granted with an exercise price that is equal to the fair market value of the Company's common stock on the date of the grant. In the transition period, the Company made a larger-than-normal award of stock options in order to provide a transition to the new calendar fiscal year. As a result, no stock option awards were made to the Named Executives in Fiscal Year 1996.

(6)For Fiscal Years 1997, 1996 and 1995, amounts shown are the total of the value of the stock allocations to the Named Executives under the Employee Stock Ownership Plan and cash awards to the Named Executives based on earnings in excess of the Internal Revenue Code limits on the amount of earnings deemed eligible for purposes of the annual stock allocations made directly under the Employee Stock Ownership Plan. In addition, of the amount shown for Mr. Doyle for Fiscal Year 1997, $441,165 is attributable to a special incentive award.


The following table contains information covering the grant of stock options to the Named Executives during Fiscal Year 1997. The exercise price for all options granted is equal to the fair market value of the Company's common stock on the date of grant.


                                              OPTION GRANTS IN LAST FISCAL YEAR

                                                                                Potential Realizable Value
                                                                                  at Assumed Annual Rates
                                                                                of Stock Price Appreciation
                                    Individual Grants (1)                           for Option Term (2)

                                    % of Total
                      Number of      Options
                     Securities     Granted to
                     Underlying     Employees
                      Options       in Fiscal      Exercise     Expiration
       Name          Granted(#)       Year       Price ($/Sh)      Date             5%               10%
Robert S. Morrison    1,000,000       31.2%        $48.03        10/21/07       $30,205,809      $76,547,450

William D. Smithburg      -0-          0.0%          N/A            N/A              N/A               N/A

Robert S. Thomason       50,000        1.6%        $37.25        03/11/07       $ 1,171,316      $ 2,968,345

Luther C. McKinney       50,000        1.6%        $37.25        03/11/07       $ 1,171,316      $ 2,968,345

James F. Doyle           64,000        2.0%        $37.25        03/11/07       $ 1,499,285      $ 3,799,482

Douglas W. Mills         64,000        2.0%        $37.25        03/11/07       $ 1,499,285      $ 3,799,482


(1) All options were granted on March 12, 1997, with the exception of Mr. Morrison's options which were granted on October 22, 1997, his date of hire. One-third of the options granted on March 12, 1997 will vest on each of the three anniversaries following the date of grant. Mr. Morrison's options vest as follows: one-fifth of 550,000 options will vest on each of the five anniversaries following the date of grant and 450,000 options vested immediately on the date of grant. Upon the occurrence of a change in control, all options would be cancelled and a lump sum cash payment paid for realizable value. (See "Pension Plans".)

(2) Based on fair market value on the date of grant and an annual appreciation at the rate stated (compounded annually) of such fair market value through the expiration date of such options. The dollar amounts under these columns are the result of calculations at the 5% and 10% stock price appreciation rates set by the SEC and therefore do not forecast possible future appreciation, if any, of the Company's stock price. However, the total of the "Potential Realizable Value" for the Named Executives would represent less than 0.8% of the incremental increase of approximately $3 billion and $8 billion respectively, in the Potential Realizable Value that shareholders would realize under both the prescribed 5% and 10% stock price appreciation rates.


The following table contains information covering the exercise of options by the Named Executives during Fiscal Year 1997 and unexercised options held as of the end of 1997.

                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                       AND FISCAL YEAR END OPTION VALUES


                                                                Number of         Value of Unexercised, In-the-
                                                           Unexercised Options    Money Options at Fiscal Year
                                                          at Fiscal Year End (#)           End ($)(2)
                           Shares
                        Acquired on         Value
      Name              Exercise (#)  Realized ($)(1)   Exercisable  Unexercisable  Exercisable  Unexercisable

Robert S. Morrison          -0-         $    -0-           450,000      550,000     $ 2,137,500    $2,612,500

William D. Smithburg       15,204       $  278,391       1,692,360      170,000     $31,112,298    $3,340,500

Robert S. Thomason          -0-         $    -0-           249,812       73,800     $ 4,650,763    $1,244,170

Luther C. McKinney        385,944       $6,657,487           -0-         50,000     $     -0-      $  776,500

James F. Doyle             56,688       $1,104,379         247,400       94,600     $ 4,082,620    $1,595,210

Douglas W. Mills            -0-         $    -0-           240,432       94,600     $ 4,129,328    $1,595,210


(1)Represents the difference between the option exercise price and the fair market value of the Company's common stock on the date of exercise.

(2)Represents the difference between the option exercise price and the fair market value of the Company's common stock on the last day of 1997.


Pension Plans

The Company and its subsidiaries maintain several pension plans. The Quaker Retirement Plan (Retirement Plan), which is the principal pension plan, is a noncontributory, defined benefit plan covering eligible salaried and hourly employees of the Company who have completed one year of service as defined by the Retirement Plan.

Under the Retirement Plan, the participant accrues a benefit based upon the greater of a Years-of-Service Formula and an Earnings/Service Formula. Under the Years-of-Service Formula, participants accrue annual benefits equivalent to credited years of service times $216. Under the Earnings/Service Formula, a participant's benefit is the sum of two parts:

1. Past Service Accrual -- Benefits accrued through December 31, 1993 are set at the greater of (a) those earned or (b) 1% of Five-Year Average earnings to $22,700 plus 1.65% of earnings above $22,700, times credited years of service; and

2. Future Service Accrual -- For each year beginning January 1, 1994 and after, participants accrue benefits of 1.75% of annual earnings to 80% of the Social Security wage base plus 2.5% of annual earnings above 80% of the Social Security wage base.

Eligible earnings used to calculate retirement benefits include wages, salaries, bonuses, contributions to The Quaker Investment Plan (a 401(k) Plan) and allocations under the Employee Stock Ownership Plan. Normal retirement age under the Retirement Plan is age 65. The Retirement Plan provides for early retirement benefits.

Benefit amounts payable under the Retirement Plan are limited to the extent required by the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, and the Internal Revenue Code of 1986, as amended. If the benefit formula produces an amount in excess of those limitations, the excess will be paid out of general corporate funds in accordance with the terms of The Quaker 415 Excess Benefit Plan and The Quaker Eligible Earnings Adjustment Plan. The Quaker Eligible Earnings Adjustment Plan also provides for payment out of general corporate funds, based upon benefit amounts which would otherwise have been payable under the Retirement Plan and The Quaker 415 Excess Benefit Plan, if the executive had not previously elected to defer compensation under the Executive Deferred Compensation Plan.

The Quaker Supplemental Executive Retirement Program (Supplemental Executive Retirement Program), may also provide retirement benefits for officers of the Company designated as participants by the Compensation Committee. Benefit amounts payable under the Supplemental Executive Retirement Program are intended to provide a minimum base retirement benefit and are therefore offset by the total of amounts payable under the Retirement Plan, The Quaker 415 Excess Benefit Plan and The Quaker Eligible Earnings Adjustment Plan (Basic Benefit). The Supplemental Executive Retirement Program benefit is based upon a participant's average annual earnings for the five consecutive calendar years during which earnings were highest within the last ten years of service multiplied by a percentage based upon the participant's age at his termination date. For a participating Chief Executive Officer, this percentage ranges from 40% (for a termination from ages 50 to 55) to 60% (for a termination at age 65 or later), and for other participants from 35% to 50% (based upon their ages at termination).

The total estimated annual retirement benefits that the Named Executives would receive as a Basic Benefit and under the Supplemental Executive Retirement Program are as follows: William D. Smithburg, $971,033; Robert S. Thomason, $349,420; Luther C. McKinney, $284,280; James F. Doyle, $351,948; and Douglas
W. Mills, $358,678. Except for Mr. Smithburg, the amounts assume that the Named Executives will continue to work for the Company until their normal retirement dates, that their earnings will remain the same as in calendar 1997 and that each will elect a straight-lifetime benefit without survivor benefits. (Payment options such as a lump sum or other annuities are available.) Mr. Smithburg's amount is based upon the terms of his Agreement Upon Separation of Employment as described on page 17 of this proxy statement. Mr. Morrison was not designated as a Supplemental Executive Retirement Program participant by the Compensation Committee and will be provided a supplemental retirement benefit in accordance with his Employment Agreement as described on pages 17 and 18 of this proxy statement.

The Retirement Plan assures active and retired employees that, to the extent of sufficient plan assets, it will continue in effect for a reasonable period following a change in control of the Company without a reduction of anticipated benefits, and under certain circumstances may provide increased benefits. Generally, under the Retirement Plan, a change in control shall be deemed to have occurred in any of the following circumstances:

   (a) An acquisition of 30% or more of Quaker stock, unless such acquisition is pursuant to an agreement with the Company approved by the Board before the acquiror becomes the beneficial owner of 5% of the Company's outstanding voting power;

   (b) A majority of the Board consists of persons who were not nominated by the Board for election as directors;

   (c)   A plan of complete liquidation of the Company; or

   (d) A merger, consolidation or sale of all or substantially all of the Company's assets unless thereafter: (i) directors of Quaker immediately prior thereto continue to constitute at least 50% of the directors of the surviving entity or purchaser; or (ii) Quaker's securities continue to represent, or are converted to securities which represent, more than 70% of the combined voting power of the surviving entity or purchaser.

For a two-year period following a change in control, the accrued benefits of members, who meet specified age and service requirements and who are terminated, will be increased and no employees of the purchaser may become members. For a five-year period following such a change in control of the Company, the accrual of benefits for service during such period cannot be decreased while there are excess assets (as defined in the Retirement Plan). For so long as there are excess assets during that five-year period, if the Retirement Plan is merged with any other plan, the accrued benefit of each member and the amount payable to retired or deceased members shall be increased until there are no excess assets. If during that five-year period the Retirement Plan is terminated, to the extent that assets remain after satisfaction of liabilities, the accrued benefits shall be increased such that no assets of the Retirement Plan will directly or indirectly revert to the Company.

Employment Agreements and Termination and Change in Control Benefits

The Company has entered into change in control agreements, known as Executive Separation Agreements (Separation Agreements) with the Named Executives and other executive officers. The Separation Agreements provide for separation pay should a change in control of the Company occur (as described for the Retirement Plan). The Separation Agreements were unanimously approved by the nonemployee directors.

Under the Separation Agreements, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" (demotion, relocation, loss of benefits, or other changes in the executive's terms of employment short of actual termination) following a change in control, for separation pay to be available. Under the Separation Agreement for Mr. Morrison, separation pay is also available upon voluntary termination occurring during the thirteenth month following a change in control.

Under the Separation Agreements, separation pay equals two years' annualized base salary, bonuses under the Management Incentive Bonus Plan and the value of life and health insurance coverage and pension credited service extended for each executive for a period of two years. The Separation Agreements provide that the amount of tax penalties paid under the Internal Revenue Code shall be reimbursed to the executive officer by the Company, including the income tax on such reimbursements. The Separation Agreements terminate three years from their date of execution and are subject to renewal by the Board.

The officers of the Company also participate in The Quaker Salaried Employees Compensation and Benefits Protection Plan (Protection Plan). Under the Protection Plan, severance pay and benefits are provided should a change in control occur (as described for the Retirement Plan) and an employee's employment is terminated within two years thereafter for any reason other than death, physical or mental incapacity, voluntary resignation, retirement or gross misconduct. Severance payments may be paid in a lump sum or monthly installments (as determined by the Protection Plan's Administrative Committee). Severance payments are based on the amount of nine months pay, plus two weeks pay for each year of service over 20 years. Pay is to be based on an employee's current salary plus bonus, if any. Severance benefits are to be continued for a minimum of nine months, plus two weeks for each year of service over 20 years, and include all health and medical benefits, and life insurance coverage at the time of termination.

The Board believes that the Separation Agreements and the Protection Plan assure fair treatment of the covered employees following a change in control. Furthermore, by assuring the executive of some financial security, the Separation Agreements and the Protection Plan are intended to protect the shareholders by neutralizing any bias of these employees in considering proposals to acquire the Company. The Board believes that these advantages outweigh the disadvantage of the cost of the benefits.

The officers of the Company also participate in the Quaker Officers Severance Program (Program). Under the Program, severance benefits are payable if an officer's employment is terminated for any reason other than death, physical or mental incapacity, voluntary resignation, retirement or gross misconduct and signs a waiver and release of claims against the Company and agrees to non-compete, non-raiding and non-disclosure restrictions. Severance benefits will continue for one year. Severance benefits to be continued are the executive's base salary at the time of termination, the average bonus for the past two years under the Management Incentive Bonus Plan, and medical and life insurance coverage as in effect at the time of severance. Only the greater of the severance payment and benefits to be provided under the Program or the Protection Plan will be provided to an officer eligible under both, following a change in control.

Under the Long Term Incentive Plan, upon the occurrence of a change in control (as described for the Retirement Plan), options and restricted stock outstanding on the date on which the change in control occurs shall be cancelled, and an immediate lump sum cash payment shall be paid to the participant equal to the product of: (1) the higher of (a) the closing price of the Company's common stock as reported on the NYSE Composite Index on or nearest the date of payment (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Company's common stock is highest), or (b) the highest per share price for the Company's common stock actually paid in connection with the change in control (and with respect to options, reduced by the per share option price of each such option held, whether or not then fully exercisable); and (2) the number of shares covered by each such option, or shares of restricted stock.

Upon the occurrence of a change in control, performance shares, performance units and other stock-based awards provided for under the Long Term Incentive
Plan, and still outstanding, shall also be cancelled, and any profit and/or performance objective with respect to performance shares and performance units shall be deemed to have been attained to the full and maximum extent. An immediate lump sum cash payment relating thereto shall be paid to the participant in an amount determined in accordance with the terms and conditions set forth in the applicable agreement.

If making of payments pursuant to a change in control would subject the participant to an excise tax under Section 4999 of the Internal Revenue Code or would result in the Company's loss of a federal income tax deduction for those payments (either of these consequences is referred to individually as a Tax Penalty), then the Company shall reduce the number of benefits to be cancelled to the extent necessary to avoid the imposition of such Tax Penalty. In addition, the Company shall establish procedures necessary to maintain for the participants a form of benefit which may be provided under the Long Term Incentive Plan so that such participant will be in the same financial position with respect to those benefits not cancelled as he would have been in the ordinary course, absent a change in control and assuming his continued employment, except that the foregoing with respect to the cancellation of benefits shall not apply if such participant (a) is entitled to a tax reimbursement for such Tax Penalty under any other agreement, plan or program of the Company, or (b) disclaims any portion of, or all, payments to be made pursuant to, or under, any other agreement, plan or program of the Company in order to avoid such Tax Penalty. Disagreements as to whether such payments would result in the imposition of a Tax Penalty shall be resolved by an opinion of counsel chosen by the participant and reasonably satisfactory to the Company.

The Company entered into a trust agreement, known as The Quaker Oats Company Benefits Protection Trust (Trust or Trust Agreement). The Trust is to be used to set aside funds necessary to satisfy the Company's obligations to present and former executives and directors under deferred compensation programs and agreements, and with respect to certain retirement and termination benefits, in the event of a change in control (as described for the Retirement Plan). Following a change in control, the Trust Agreement becomes irrevocable, and the Trust shall be funded to provide for the payment of such obligations accrued at the time of a change in control. The Trust may also be funded for the purpose of paying legal expenses incurred by executives in pursuing benefit claims under such programs and agreements following a change in control. The Trust is currently funded only to a nominal extent. The Trust assets relating to Company contributions are always subject to the claims of the general creditors of the Company. No executive with any right or interest to any benefit or future payment under the Trust Agreement shall have any right or security interest in any specific asset of the Trust, nor shall he have any right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or rights which he may expect to receive from the Trust or otherwise.

The Company entered into an Agreement Upon Separation of Employment (Agreement) with Mr. Smithburg, which became effective immediately following his last date of active employment, October 31, 1997. The Agreement provides, among other things, severance pay (based upon salary and bonus) and benefits (medical, dental, disability and life insurance) under the Quaker Officers Severance Program through October 31, 1998, based upon Mr. Smithburg's salary and benefits on his last day as an active employee, October 31, 1997. The Agreement also provides for the amount necessary to be paid from the Supplemental Executive Retirement Program as a straight-lifetime annuity, which when added to Mr. Smithburg's Basic Benefit (as defined under the Supplemental Executive Retirement Program) will provide for an annual total pension of $971,033 beginning November 1, 1998. The Agreement also provides for Mr. Smithburg's waiver and release of claims against the Company and non-compete, non-raiding and non-disclosure restrictions upon him during the term of the Agreement.

The Company entered into an Employment Agreement (Employment Agreement) with Mr. Morrison that provides, among other things, that Mr. Morrison's initial employment term will continue through December 31, 2000. Except in limited circumstances, he shall receive a bonus of at least $1,000,000 for 1998 under the Management Incentive Bonus Plan. The Employment Agreement also provides for aggregate annual retirement benefits on a straight-lifetime annuity equal to the greater of: (i) 50% of his average cash compensation for the highest five consecutive calendar years; or (ii) $950,000, which are subject to reduction in certain cases of termination of employment before reaching age 60. Mr. Morrison's Employment Agreement also provided him with restricted stock units and options in 1997 as described in the Tables on pages 11 through 14 of this proxy statement and option awards for 1998, 1999 and 2000 of 300,000 options each year subject to the general option terms then in effect. He also received a cash payment of $3.2 million as of the effective date of the Employment Agreement which was intended to replace the long term incentive and bonus payments he would have received from his previous employer had he remained employed there. The Employment Agreement also provides for severance benefits in the event of specified terminations which shall consist of the compensation and benefits remaining under the term of the Employment Agreement and full vesting of all options and restricted stock units on his last day of active service. Mr. Morrison's Employment Agreement also provides for his waiver and release of claims against the Company and non-compete, non-raiding and non-disclosure restrictions upon him if he is entitled to severance pay and benefits.

                         COMPENSATION COMMITTEE REPORT

The   Company's   executive  compensation  program  is  administered   by   the
Compensation Committee of the Board (Committee). The Committee reviews and considers the recommendations of management and compensation consultants, and then determines the compensation of all executive officers, including the Named Executives. The Committee's determinations are reviewed with all nonemployee directors, who constitute a majority of the Board.

Overall Policy

The Company's compensation programs have long been tied to Company and/or business unit performance. The Company's compensation programs are therefore aimed at enabling it to attract and retain strong executive talent. By linking executive compensation to Company stock, management's interests are directly linked to that of shareholders.

At least once each year, the Committee conducts a comprehensive review of the Company's executive compensation programs. The purpose of the review is to ensure that the programs are meeting their objectives and that the Company's executive compensation programs remain consistent with competitive practice. In its review, the Committee considers data provided by management, and also by leading compensation consultants, with whom the Committee meets privately.

The Company's policy with respect to qualifying compensation in excess of $1 million to its Named Executives for tax deductibility under Section 162(m) of the Internal Revenue Code, is to require each Named Executive to defer payment of any portion of compensation which exceeds $1 million until after retirement from the Company, at which time the deferred compensation would not be subject to the limitation on tax deductibility.

The Company's compensation programs consist of base salary, a short-term cash incentive program (Management Incentive Bonus Plan), and a long-term incentive program consisting primarily of a broad-based stock option program and selective use of restricted stock. For executive officers, the mix of compensation is weighted more toward the performance-based elements of compensation (short-term and long-term incentive programs) rather than the more fixed elements of compensation (salary and benefits).

Base Salary

Salary guidelines for executive officers are established by comparing the responsibilities of the individual's position to similar positions in other comparable companies. Salary increases are determined by comparing the person's actual performance to personal performance objectives, as well as the Company's and/or business unit's performance versus its objectives. Merit
increases  awarded  to  salaried employees in  1997  averaged  4%.   The  merit
increases awarded to executive officers, including the Named Executives, averaged 3% during 1997.

Annual Incentive

The Company's key managers, including the executive officers, are eligible to receive an annual award under the Management Incentive Bonus Plan. Under the Management Incentive Bonus Plan, individual targets are established based on position level. Participants may receive more, or less, than the targets depending upon their performance.

The annual incentive award is based on a combination of business unit and Company performance compared to financial and nonfinancial objectives, with business unit performance weighted more than Company performance. Personal objectives are also considered in judging total compensation.

Company and business unit performance is measured by a tool called Controllable Earnings. Controllable Earnings directs managers to grow sales profitably, decrease operating costs and increase operating margins. At the same time, Controllable Earnings measures their ability to manage assets more effectively. Controllable Earnings is calculated as operating income (adjusted for certain financial costs) less a capital usage charge which is based on each business unit's invested capital. With incentives tied to maximizing Controllable
Earnings,        managers        focus       on       generating        greater
profitable growth, investing in projects where returns exceed our cost of capital and efficiently utilizing assets. These are the drivers of long-term cash flow--ultimately the keys to building shareholder value. The Committee also considers performance against other key financial measures such as sales, earnings per share, return on assets, return on equity and operating income. In order for the full financial portion of the target bonuses to be paid, the Company must meet its internal financial targets both in the business units and the entire Company and the Committee also considers how that performance relates to other comparable companies.

Long-Term Incentive

The Company has long believed in the importance of stock ownership by all employees. Consequently, its long-term incentive plans are focused on stock-based vehicles. The Company has adopted share ownership guidelines for all vice presidents and above. Each is expected to hold Company stock commensurate with their level in the organization.

The primary long-term incentive vehicle is a broad-based stock option program for key managers, including the executive officers. Participants are considered for annual awards of stock options, based upon an assessment of each person's job level, performance, potential, past award history and competitive practice. Most stock options currently become exercisable one-third per year over three years, and all stock options have a ten-year term and are priced at or above the stock's fair market value on the grant date.

A second broad-based long-term incentive program applying to the same group of key managers is the Incentive Investment Program. Under the Incentive
Investment Program, participants may elect to invest a percentage of their Management Incentive Bonus awards in Company stock. Amounts invested are matched with either one or two shares of restricted stock for each three shares of stock purchased by the participant, depending on the percent of the Management Incentive Bonus award invested. The vesting of the restricted stock occurs over a five-year period, contingent upon the participant's continued employment and retaining the purchased shares.

Restricted stock and restricted stock units are also periodically used to motivate and retain selected key employees.

Chief Executive Officer Compensation

In determining Chief Executive Officer compensation, the Committee considers the Company's financial and nonfinancial performance, as well as an analysis of total compensation in relation to that of Chief Executive Officers in comparable companies. Based on an evaluation of these factors, Mr. Smithburg did not receive a merit increase, a bonus award, or a stock option award in 1997.

Mr. Morrison did not receive a merit increase or bonus for 1997 since he was not employed until the last quarter of 1997. As part of the process to attract Mr. Morrison, the Company entered into an Employment Agreement and provided him with compensation and benefits as described on pages 17 and 18 of this proxy statement.




MEMBERS OF THE COMMITTEE
Silas S. Cathcart, Chairman
Kenneth I. Chenault
Vernon R. Loucks, Jr.
William L. Weiss

                               PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Company's common stock against the cumulative total return of the Standard & Poor's Foods Index and the Standard & Poor's 500 Stock Index for the period of five and one-half years commencing June 30, 1992 and ending December 31, 1997.



                    Comparison of Cumulative Total Return*
                          Quaker, S&P Foods, S&P 500



                                           Transition
                                               Period
                   Fiscal Year Ending          Ending   Calendar Year Ending

            6/92     6/93     6/94     6/95     12/95     12/96      12/97

Quaker      $100     $137     $131     $129      $135      $155       $220
S&P Foods   $100     $100     $100     $129      $146      $173       $248
S&P 500     $100     $114     $115     $145      $166      $204       $272

  *Assumes $100 invested on June 30, 1992 with reinvestment of dividends.




                             DIRECTORS' PROPOSALS

Ratification of Appointment of Independent Public Accountants

Upon the recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP as independent public accountants for 1998, and is requesting ratification by the shareholders. Arthur Andersen LLP has examined the financial statements of the Company each fiscal year since 1970.

In the event the resolution is defeated, the adverse vote will be considered as a direction to the Board to select other independent public accountants for the next fiscal year. However, because of the difficulty and expense of making any substitution of independent public accountants after the beginning of a fiscal period, it is contemplated that the appointment for 1998 will be permitted to stand unless the Board finds other reasons for making a change.

During 1997, Arthur Andersen LLP performed recurring audit services including the examination of annual financial statements and pension plans and limited reviews of quarterly financial information. Fees for these services aggregated approximately $1.684 million. Arthur Andersen LLP also performed services for the Company in other business areas during 1997, including tax and accounting related services, for which fees aggregated approximately $1.819 million. Andersen Consulting LLP, the consulting arm of Arthur Andersen & Co., S.C., also performed various consulting services for the Company during 1997. Fees for these services aggregated approximately $1.265 million.

Representatives of Arthur Andersen LLP will attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Ratification of the appointment of Arthur Andersen LLP as independent public accountants requires the affirmative vote of a majority of votes cast thereon.

The Board unanimously recommends a vote FOR this proposal.


Approval of the Long Term Incentive Plan of 1999

General Description

The Board unanimously recommends that the shareholders approve the adoption of The Quaker Long Term Incentive Plan of 1999 (1999 Plan). The Quaker Long Term Incentive Plan of 1990 (1990 Plan) expires by its terms on December 31, 1998. The 1999 Plan will become effective upon receiving shareholder approval and no further grants will be made under the 1990 Plan following such approval.

The purpose of the 1999 Plan is to promote the interests of the Company and its shareholders by providing designated employees of the Company and its subsidiaries with additional incentive and the opportunity, through stock ownership, to increase their proprietary interest in the Company and their personal interest in its continued success and progress. The 1999 Plan provides for benefits to be awarded to eligible participants in the form of options, restricted stock, performance shares and other stock based awards. The Board believes that adoption of the 1999 Plan is imperative for the Company to remain competitive in attracting and retaining talented employees for the Company.

Set forth below is a description of the essential features of the 1999 Plan. This description is subject to and qualified in its entirety by the full text of the 1999 Plan which is available upon written request to the Company's Corporate Secretary, P.O. Box 049001, Suite 27-9, Chicago, Illinois 60604-9001.

Shares Available

The total number of shares of common stock which may be issued in connection with benefits awarded under the 1999 Plan shall not exceed the total of (i) 8,000,000 shares; (ii) any shares which are available for future awards under the 1990 Plan upon the 1999 Plan becoming effective; and (iii) any shares that are represented by awards granted under the 1990 Plan and the 1999 Plan which are forfeited, expired or are cancelled without delivery or the forfeiture of the shares.

Notwithstanding any other provision in the 1999 Plan, if the Company's common stock is changed by reason of any stock dividend, spin-off, split-up, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number and class of shares available for future benefits to be awarded and any outstanding benefits and the price thereof, as applicable, will be appropriately adjusted by the Compensation Committee (Committee). Shares issued under the 1999 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of shares available for delivery under the 1999 Plan.

Limitation on Shares

The total number of options which may be granted to a single participant shall not exceed 1,000,000 during any calendar year, and the total number of shares for which incentive stock options may be granted shall not exceed 8,000,000 shares during the term of the 1999 Plan, subject to the limitations, reusage and adjustments provided in the 1999 Plan.

The total number of shares which may be granted as restricted stock, performance shares and other stock based awards shall not exceed 3,000,000 during the term of the 1999 Plan, subject to the adjustments provided in the 1999 Plan. The total number of shares which may be granted as performance shares to a single participant shall not exceed 350,000 during any calendar year, subject to the adjustments provided in the 1999 Plan. The total number of shares which may be granted as other stock based awards to a single participant shall not exceed 350,000 during any calendar year, subject to the adjustments provided in the 1999 Plan.

Eligibility for Participation

In general, benefits may be awarded only to Company employees as selected by the Committee.

Administration

The 1999 Plan is administered by the Committee, consisting of nonemployee members of the Board. Subject to the express provisions of the 1999 Plan, the Committee has complete authority to (i) determine when and to whom benefits are granted; (ii) determine the terms and provisions of benefits granted; (iii) interpret the 1999 Plan; (iv) prescribe, amend and rescind rules and regulations relating to the 1999 Plan; (v) accelerate, purchase, adjust or remove restrictions from benefits; and (vi) take any other action which it considers necessary or appropriate for the administration of the 1999 Plan. All determinations made by the Committee shall be final.

Amendment and Termination

The Board may amend or terminate the 1999 Plan at any time. The Board may not amend the 1999 Plan without shareholder approval if such amendment (i) would increase the number of shares of common stock which may be issued in connection with benefits under the 1999 Plan; or (ii) would violate applicable law. Subject to prior termination by the Board, the 1999 Plan shall terminate December 31, 2007 and no benefits may be awarded after that date under the 1999 Plan.

The amendment or termination of the 1999 Plan will not adversely affect any benefit granted prior to such amendment or termination. Any benefit may be modified or cancelled by the Committee if and to the extent permitted in the 1999 Plan, applicable agreement, or with the consent of the participant to whom such benefit was granted. However, the Committee may not cancel or permit the surrender of options and reissue new options, or reprice options, at a lower purchase price.

Change in Control

Upon the occurrence of a change in control, options and restricted stock outstanding on the date on which the change in control occurs shall be cancelled, and an immediate lump sum cash payment shall be paid to the participant equal to the product of (1) the higher of (i) the closing price of the common stock as reported on the NYSE Composite Index on or nearest the date of payment (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the common stock is highest), or (ii) the highest per share price for the common stock actually paid in connection with the change in control, (and with respect to options, reduced by the per share option price of each such option held, whether or not then fully exercisable), and (2) the number of shares covered by each such option or shares of restricted stock.

Upon the occurrence of a change in control, performance shares and other stock based awards still outstanding shall also be cancelled, and any profit and/or performance objective with respect to performance shares shall be deemed to have been attained to the full and maximum extent. An immediate lump sum cash payment relating thereto shall be paid to the participant in an amount determined in accordance with the terms and conditions set forth in the applicable agreement.

If the making of payments pursuant to a change in control would subject the participant to an excise tax under Section 4999 of the Internal Revenue Code, or would result in the Company's loss of a federal income tax deduction for those payments (either of these consequences is referred to as a tax penalty), then the Company shall reduce the number of benefits to be cancelled to the extent necessary to avoid the imposition of such tax penalty, and shall establish procedures necessary to maintain for the participants any form of benefit which may be provided under the 1999 Plan so that such participant will be in the same financial position with respect to those benefits not cancelled as the participant would have been in the ordinary course, absent a change in control and assuming the participant's continued employment; except that the foregoing, with respect to the cancellation of benefits, shall not apply if such participant (i) is entitled to a tax reimbursement for such tax penalty under any other agreement, plan or program of the Company, or (ii) may disclaim any portion of or all payments to be made pursuant to or under any other agreement, plan or program of the Company in order to avoid such tax penalty. Disagreements as to whether such payments would result in the imposition of a tax penalty shall be resolved by an opinion of counsel chosen by the participant and reasonably satisfactory to the Company.

Stock Options

Options granted under the 1999 Plan intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code are referred to as incentive stock options and options not intended to so qualify are referred to as nonstatutory stock options.

The option price per share of common stock in the case of any option shall be no less than the fair market value of the shares on the effective date of the option granted. The average of the high and low prices of the common stock as reported on the NYSE Composite Transactions on March 20, 1998 was $57.44 per share. The term of any option may not exceed ten years. All rights to exercise an option will terminate immediately upon termination of a participant's employment for any reason other than death or retirement. If a participant dies or retires, the option will terminate five years after the participant's death or retirement but in no event later than the option expires pursuant to its terms.

Payment  for shares purchased pursuant to the exercise of options may  be  made
(i) in cash, (ii) with the authorization of the Committee, (a) by exchanging shares of common stock having an aggregate fair market value equal to the cash exercise price of the option being exercised, or (b) in other property, or
(iii) with the authorization of the Committee, by any combination of the foregoing.

The other terms of options shall be determined by the Committee, and, in the case of options intended to qualify as incentive stock options, shall meet all requirements of Section 422 of the Internal Revenue Code. Currently, such requirements are (i) the option must be granted within ten years from the adoption of the 1999 Plan; (ii) the option may not have a term longer than ten years; (iii) the option must be non-transferable other than by will or the laws of descent and distribution and may be exercised only by the participant during his lifetime; and (iv) such individual, at the time the option is granted, does not own stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company.

Restricted Stock

The Committee may grant shares of restricted stock at no cost, or any amount not in excess of the par value of such shares of the Company's common stock. Such shares shall be issued at the time of the grant, but shall be subject to forfeiture until those conditions set forth by the applicable agreement with the participant are satisfied. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the restricted period; provided, however, that at the Committee's discretion, the restricted period may be reduced or terminated. Stock certificates representing shares of restricted stock shall bear a legend referring to the 1999 Plan, noting the risk of forfeiture of the shares and stating that such shares are non-transferable until all restrictions have been satisfied and the legend has been removed. As of the date restricted stock is granted, the participant shall be entitled to full voting and dividend rights with respect to all such shares.

Performance Shares and Other Awards

The Committee may grant awards of performance shares, which represent the right to receive common stock or cash equal to the fair market value of the common stock at a future date in accordance with the terms of such grant. The Committee may grant other stock based awards at such times, in such amounts and subject to such terms and conditions as it deems appropriate.

Performance shares and other stock based awards may be governed by the achievement of performance goals as the Committee shall determine. Performance goals that may be used by the Committee for such grants shall consist of: operating profits (which includes earnings before income taxes, depreciation and amortization), net profits, earnings per share, profit returns and margins, revenues, shareholder return and/or value, stock price, working capital and controllable earnings. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof and may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit earnings and revenues used for any performance goal measurement may exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's annual report to shareholders for the applicable year.

Federal Income Tax Consequences

The following is a summary of the federal income tax consequences of the 1999 Plan, based on current income tax laws, regulations and rulings. Any time a distribution is made under the 1999 Plan, the Company may withhold any amount necessary in cash or shares to satisfy federal and state tax withholding requirements with respect to the distribution.

     Incentive Stock Options

An optionee does not recognize income on the grant of an incentive stock option. If an optionee exercises an incentive stock option in accordance with the terms of the option and does not dispose of the shares acquired within two years from the date of the grant of the option nor within one year from the date of exercise, the optionee will not realize any income by reason of the exercise and the Company will be allowed no deduction by reason of the grant or exercise. The optionee's basis in the shares acquired upon exercise will be the amount paid upon exercise. Provided the optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, the gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of the gain or loss will be the difference between the amount realized on the disposition of the shares and his basis in the shares.

If an optionee disposes of the shares within two years from the date of grant of the option or within one year from the date of exercise, the optionee will realize ordinary income at the time of such early disposition which will equal the excess, if any, of the lesser of (i) the amount realized on the early disposition or (ii) the fair market value of the shares on the date of exercise over the optionee's basis in the shares. The Company will be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on the early disposition of such shares over the fair market value of the shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of early disposition. If an optionee disposes of such shares for less than his basis in the shares, the difference between the amount realized and his basis will be a long-term or short-term capital loss, depending upon the holding period of the shares, provided the optionee holds shares as a capital asset at the time of disposition.

The excess of the fair market value of the shares at the time the incentive stock option is exercised over the exercise price for the shares is an adjustment for calculating the optionee's alternative minimum taxable income.

     Nonstatutory Stock Options

An optionee does not recognize income on the grant of a nonstatutory stock option. The optionee recognizes ordinary income upon the exercise of a nonstatutory stock option in an amount equal to the difference between the fair market value of the shares on the exercise date and the amount paid for the shares. As a result of the optionee's exercise of a nonstatutory stock option, the Company will be entitled to deduct an amount equal to the amount included in the optionee's gross income in the Company's taxable year in which the option is exercised.

     Payment in Shares

     If the optionee exercises an option and surrenders shares already owned by him (old shares), the following rules apply:

     (i) To the extent the number of shares acquired (new shares) exceeds the number of old shares exchanged, the optionee will recognize ordinary income on the receipt of such additional shares (provided the option is not an incentive stock option) in an amount equal to the fair market value of such additional shares less any cash paid for them and the Company will be entitled to a deduction in an amount equal to such income. The basis of such additional shares will be equal to the fair market value of such shares (or in the case of an incentive stock option, the cash if any, paid for the additional shares) on the date of exercise and the holding period for such additional shares will commence on the date the option is exercised.

     (ii) Except as provided below, to the extent the number of new shares acquired does not exceed the number of old shares exchanged, no gain or loss will be recognized on such exchange, the basis of the new shares received will be equal to the basis of the old shares surrendered, and the holding period of the new shares received will include the holding period of the old shares surrendered. However, if the optionee exercises an incentive stock option by surrendering old shares, the holding period for the new shares will begin on the date the new shares are transferred to the optionee for purposes of determining whether there is an early disposition of the new shares and if the optionee makes an early disposition of the new shares, he will be deemed to have disposed of the new shares with the lowest basis first. If the optionee exercises an incentive stock option by surrendering old shares which were acquired through the exercise of an incentive stock option and if the surrender occurs prior to the expiration of the holding period applicable to the option under which the old shares were acquired, the surrender will be deemed to be an early disposition of the old shares. The tax consequences of an early disposition are discussed above.

     (iii) If the old shares surrendered were acquired by exercise of an incentive stock option, then, except as provided in (ii) above, the exchange will not constitute an early disposition of the old shares.

     Restricted Stock and Performance Shares

Grantees of restricted stock and performance shares do not recognize income at the time of the grant. When shares of restricted stock become free from any restrictions or when performance shares are paid, grantees recognize ordinary income in an amount equal to the fair market value of the shares on the date all restrictions or requirements are satisfied. Alternatively, the grantee of restricted stock may elect to recognize income at the time of the grant.

The   foregoing  statement  is  only  a  summary  of  the  federal  income  tax consequences of the 1999 Plan and is based on the Company's understanding of present federal tax laws and regulations.

Approval of the 1999 Plan requires the affirmative vote of a majority of votes cast thereon.

The Board unanimously recommends a vote FOR this proposal.


                            SHAREHOLDERS' PROPOSALS


Compensation Disclosure

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W. Suite 215, Washington, D.C. 20037, record holder of 200 shares of common stock of the Company, has given notice that she will introduce the following resolution and supporting statement at the Meeting:

RESOLVED: "That the shareholders recommend that the Board take the necessary step that Quaker Oats specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

REASONS: "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized." "At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation." "Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management."

"Last year the owners of 11,169,598 shares, representing approximately 10.2% of shares voting, voted FOR my similar proposal."

"If you AGREE, please mark your proxy FOR this proposal."

Approval of the foregoing shareholder proposal requires the affirmative vote of a majority of the votes cast thereon.

The Board unanimously recommends a vote AGAINST this Proponent's proposal for the following reasons:

The proposal is not currently relevant to the Company since it calls for disclosure only of contractual employment obligations and the Company does not maintain employment contracts for any of its executive officers, except the CEO. The CEO's contract has been filed with the SEC in accordance with current requirements and is described on pages 17 and 18 of this proxy statement.

Moreover, the Company already provides extensive disclosure on compensation of executive officers in accordance with the rules and regulations of the SEC that apply to all public companies. The proposal attempts to impose disclosure obligations beyond what is required by the SEC and beyond what is reported by other public companies.

The SEC's compensation disclosure rules were significantly revised in 1992 after comprehensive review and comment from numerous reporting companies, investors and other interested persons. In accordance with these rules, this proxy statement discloses the compensation of the Company's five highest paid executive officers, as well as a Compensation Committee Report disclosing the
Company's polices with respect to compensation for executive officers. The Board believes that the existing disclosure provides stockholders with a clear overview of the compensation structure for executive officers and provides an adequate basis for stockholders to evaluate the Company's use of resources for compensation.

If the Company were to provide additional and specific disclosure related to a broader group of employees, the Board believes that the Company would be at a competitive disadvantage because it would have to provide more extensive compensation information than other companies. Except when disclosure is required under SEC rules applicable to all public companies, the Company treats each employee's salary as a private matter. Compensation levels within the
Company vary based on factors such as performance, experience, job classification and differences in geographic location. Disclosure of compensation information for a broad group of employees would invade employee privacy, compromise employee security and harm employee morale.

Reconsideration of Shareholder Rights Plan

The Amalgamated Bank of New York Long View Collective Investment Fund, 11-15 Union Square, New York, NY 10003, record holder of 37,700 shares of common stock of the Company, has given notice that it will introduce the following resolution and supporting statement at the Meeting:

Resolved: That the shareholders of The Quaker Oats Company ("Quaker Oats" or the "Company") request the Board of Directors to redeem the shareholder rights previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable.

Supporting Statement:

The Quaker Oats Board of Directors has issued, without shareholder approval, certain shareholder rights (the "rights") pursuant to a shareholder rights plan. We strongly believe that such rights are a type of anti-takeover device, commonly known as a poison pill, which injures shareholders by reducing management accountability and adversely affecting shareholder value.

The shareholders of the Company believe the terms of the rights are designed to discourage or thwart an unwanted takeover of the Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the shareholders do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill.

Rather, we believe that the shareholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management. Rights plans like the Company's have become increasingly unpopular in recent years.

The negative effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and July 1986) was prepared by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the effect of poison pills on the wealth of target shareholders. It states that "empirical tests, taken together, show that poison pills are harmful to target shareholders, on net." A 1992 study by Professor John Pound of Harvard's Corporate Research Project and Lilli A.
Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

At the 1997 annual meeting, 44% of the voting shares were cast in favor of this resolution. We therefore resubmit this proposal based on our continuing belief that the Company's unilateral and undeniably undemocratic adoption of the rights plan by the Company is unjustified, that the continued existence of such a rights plan is unjustified and not in the best interest of the shareholders.

WE URGE YOU TO VOTE FOR THIS RESOLUTION!

Approval of the foregoing shareholder proposal requires the affirmative vote of a majority of the votes cast thereon.

The Board unanimously recommends a vote AGAINST this Proponent's proposal for the following reasons:

In  May  1996,  the  Board  unanimously adopted a new Shareholder  Rights  Plan
(Rights Plan) and declared a dividend distribution of one Right on each outstanding share of the Company's Common Stock. The Rights Plan was established to replace the Shareholder Rights Plan originally adopted in 1986, which expired on July 30, 1996. The Rights Plan is designed to provide the Board with the ability to take what the Board believes are the most effective steps to protect and maximize the value of shareholders' investment in the Company. It is designed to encourage potential acquirors to negotiate directly with the Board, which the Company believes is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of any potential offer, and protect shareholders against potential abuses during the takeover process such as partial and two-tiered tender offers and creeping stock accumulation programs, which do not treat all shareholders fairly and equally. The Rights do not affect any takeover proposal which the Board believes is in the best interests of the Company's shareholders. The overriding objective of the Board in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company's value for all shareholders.

The Rights Plan is not intended to prevent a takeover on terms that are fair and equitable to all shareholders, nor is it intended as a deterrent to a shareholder's initiation of a proxy contest. Under the terms of the Rights
Plan, the Board has the power to redeem the Rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interests of all shareholders.

The adoption of the Rights Plan by action of the Board is in accord with the Board's responsibility under New Jersey law to manage and direct the management of the Company's business and affairs and, as a legal matter, does not require shareholder approval.

Shareholder  rights  plans have become very common for public  companies.   The
Rights do not in any way weaken the financial strength of the Company or interfere with its business plans, have no dilutive effect, do not affect reported earnings per share, are not taxable to the Company or to shareholders and do not change the way in which shares of the Company presently can be traded.

The Board believes there is strong empirical evidence that such plans better position the Board to negotiate the most attractive and fair price for all shareholders. Many companies with rights plans have received unsolicited offers and have redeemed their rights after their directors were satisfied that the offer, as negotiated by the target company's board of directors, adequately reflected the underlying value of the company and was fair and equitable to all shareholders. Thus, experience indicates that rights plans neither prevent unsolicited offers from occurring, nor prevent companies from being acquired at prices that are fair and adequate to shareholders.

The Board believes that the only proper time to consider redemption of the Rights is when a specific offer is made to acquire the Company's stock. Redemption of the Rights prior to that time would be premature and would remove any incentive for a potential acquiror to negotiate with the Board so that shareholders are treated fairly.


                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the SEC. To be considered for inclusion in the Company's proxy statement and proxy for the 1999 Annual Meeting a proposal must be received by the Company no later than December 3, 1998. Proposals should be directed to John G. Jartz, Corporate Secretary, The Quaker Oats Company, P.O. Box 049001, Suite 27-9, Chicago, Illinois 60604-9001.

                                OTHER BUSINESS

The Board is not aware of any matters requiring shareholder action to be presented at the Meeting other than those stated in the Notice of Annual Meeting. Should other proper matters be introduced at the Meeting, those persons named in the enclosed proxy have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.

By order of the Board of Directors,




/s/ John G. Jartz
John G. Jartz
Corporate Secretary








                     [THIS PAGE INTENTIONALLY LEFT BLANK.]







[Front Part]

   THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, OR IF NO
     CHOICES ARE INDICATED, FOR ITEMS 1, 2 AND 3 AND AGAINST ITEMS 4 AND 5.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.   [  ]

[Quaker logo and "1998 PROXY" appears down the left margin]

A vote FOR items 1, 2 and 3 is recommended
by the Board of Directors.
1. Election of Directors - Nominees: Frank C. Carlucci, Vernon R. Loucks, Jr., Robert S. Morrison, W. James Farrell and William L. Weiss
   For All [ ]  Withheld All [ ]  For All Except As Named Below [ ]
   __________________

2. Ratification of Appointment of Independent Public Accountants
   For [ ]  Against [ ]  Abstain [ ]

3. Adoption of Long Term Incentive Plan of 1999
   For [ ]  Against [ ]  Abstain [ ]

A vote AGAINST items 4 and 5 is recommended by the Board of Directors.
4. Shareholder Proposal - Compensation Disclosure
   For [ ]  Against [ ]  Abstain [ ]

5. Shareholder Proposal - Reconsideration of Rights Plan
   For [ ]  Against [ ]  Abstain [ ]



                           Dated______________, 1998

                     x______________________________
                     Signature

                     x______________________________
                     Signature

NOTE: Please sign exactly as name appears hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please sign your full title.

[Back Part]

                            THE QUAKER OATS COMPANY

                    Proxy for Annual Meeting of May 13, 1998

          This proxy is solicited on behalf of the Board of Directors.


The undersigned hereby appoints Kenneth I. Chenault, John H. Costello, Judy C. Lewent and Walter J. Salmon proxies each with power to appoint his or her substitute to represent and to vote all shares of stock of The Quaker Oats Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Rosement Conference Center, which is located in the Rosemont Convention Center, 5555 North River Road, Rosemont, Illinois, on Wednesday, May 13, 1998 at 9:30 a.m. (CDT), and any adjournment thereof, as indicated on the proposals described in the proxy statement and all other matters properly coming before the Meeting.


     IMPORTANT - This proxy must be signed and dated on the reverse side.